EXHIBIT 99.1

Animal Health International, Inc. Announces Its Second Quarter Fiscal Year 2008 Earnings

WESTLAKE, Texas, Feb. 7, 2008 (PRIME NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales increased 19.4%, or $32.9 million, to $203.2 million for the three months ended December 31, 2007, from $170.3 million for the same quarter last year. Acquisitions accounted for $13.8 million or 42% of the increase in sales. Organic sales increased 11.2% from the same period last year. Net income increased 26.1% to $5.5 million or $0.23 per fully diluted share.

 * Rebates, as anticipated, were lower than in the same period last year. This resulted in a gross margin ratio of 19.6%, compared to
   21.9% for the same period last year.
 * Selling, general and administrative expense included one-time non-
   recurring severance charges of $1.0 million, and $1.2 million for stock option and public company expenses, which were not incurred last year as a private company.

Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter was $13.9 million, a reduction of $0.9 million compared to the same period last year.

Net sales increased $51.6 million, or 16.3%, to $367.6 million for the six months ended December 31, 2007. Acquisitions accounted for $24.6 million or 48% of this increase. Organic sales increased 8.5% from the same period last year. EBITDA for the fiscal year-to-date period was $19.9 million, a reduction of $1.9 million from the same period last year. Net income for the year to date was $6.6 million, an increase of 24% from last year's net income of $5.3 million. For the year to date, earnings were $.27 per fully diluted share.

 * Selling, general and administrative expense included one-time non-
   recurring severance charges of $1.0 million and $1.9 million for stock option and public company expenses, which were not incurred last year as a private company.
 * Interest expense included a charge of $0.3 million for the unamortized finance fees that were written off when the Company refinanced its term loan debt.

In October 2007, the Company acquired Kane Veterinary Supplies, Ltd. (Kane) for approximately $24 million in cash, together with a performance-based earn out. Kane is based in Edmonton, Canada, and is a leading distributor of animal health products in both the production and companion animal markets.

Fiscal Year 2008 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company affirms its EBITDA guidance to be in the range of $38.0 to $40.0 million. The Company expects its net income for its fiscal year ending June 30, 2008, to be in the range of $13 to $14 million, and net sales are expected to be in the $700 to $730 million range. This guidance excludes any effect of future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing (719) 325-4911. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

* EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

* EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

* EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

* Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

* Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 62,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 18, 2007. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                      ANIMAL HEALTH INTERNATIONAL, INC.
               Condensed Consolidated Statements of Operations
                    (In thousands, except per share data)
                                (Unaudited)

                             Three months ended     Six months ended
                                December 31,          December 31,
                            --------------------  --------------------
                               2006       2007       2006       2007
 Net sales                  $ 170,279  $ 203,230  $ 315,981  $ 367,595
 Direct cost of products
  sold                        133,028    163,326    251,676    299,060
                            ---------  ---------  ---------  ---------
 Gross profit                  37,251     39,904     64,305     68,535
 Selling, general, and
  administrative expenses
  (including salary, wages,
  commission, and related
  benefits)                    22,660     26,262     42,780     49,179
 Depreciation and
  amortization                  1,623      1,712      3,163      3,357
                            ---------  ---------  ---------  ---------
  Operating income             12,968     11,930     18,362     15,999
 Other income (expense):
  Other income                    162        266        302        553
  Interest expense             (5,810)    (2,719)    (9,900)    (5,366)
                            ---------  ---------  ---------  ---------
   Income before income
    taxes                       7,320      9,477      8,764     11,186
 Income tax expense            (2,921)    (3,930)    (3,464)    (4,618)
                            ---------  ---------  ---------  ---------
   Net income               $   4,399  $   5,547  $   5,300  $   6,568
                            =========  =========  =========  =========
    Dividend on preferred
     stock                         --         --    (53,323)        --
    Preferred stock
     participation in
     undistributed earnings    (3,747)        --     (3,747)        --
                            ---------  ---------  ---------  ---------
    Net income (loss)
     available to common
     shareholders           $     652  $   5,547  $ (51,770) $   6,568
 -------------------------- =========  =========  =========  =========
 Earnings (loss) per share:
  Basic                     $    0.29  $    0.23  $  (22.93) $    0.27
  Diluted                   $    0.29  $    0.23  $  (22.93) $    0.27
 Weighted average shares
  outstanding:
  Basic                         2,258     24,330      2,258     24,330
  Diluted                       2,258     24,330      2,258     24,330
 ---------------------------------------------------------------------

                      ANIMAL HEALTH INTERNATIONAL, INC.
                    Condensed Consolidated Balance Sheets
                               (In thousands)
                                 (Unaudited)
                     Assets                  June 30,  December 31,
                                              2007         2007
                                           ----------   ----------
 Current assets:
  Cash and cash equivalents                $    7,751   $    5,930
  Accounts receivable, net                     73,958       98,235
  Merchandise inventories, net                 80,848      116,746
  Other current assets                          7,634        5,149
                                           ----------   ----------
   Total current assets                       170,191      226,060
 Noncurrent assets:
  Property, plant, and equipment, net          17,253       17,332
  Goodwill and other intangible assets        137,085      146,479
  Other noncurrent assets                       5,505        5,117
                                           ----------   ----------
   Total assets                            $  330,034   $  394,988
                                           ==========   ==========
      Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable                         $   81,976   $  117,030
  Accrued liabilities                          15,644       19,357
  Current portion of long-term debt             1,363        1,373
                                           ----------   ----------
   Total current liabilities                   98,983      137,760
 Noncurrent liabilities:
  Long-term debt, net of current portion      117,523      137,900
  Other noncurrent liabilities                 27,413       27,729
                                           ----------   ----------
   Total liabilities                          243,919      303,389
                                           ----------   ----------

 Stockholders' equity                          86,115       91,599
                                           ----------   ----------
   Total liabilities and stockholders'
    equity                                 $  330,034   $  394,988
                                           ==========   ==========

                           ANIMAL HEALTH INTERNATIONAL, INC.
                                EBITDA Reconciliation
                                    (In thousands)
                                      (Unaudited)

                        Three months ended        Six months ended
                           December 31,              December 31,
                       ---------------------   ---------------------
                          2006        2007        2006        2007
 Net Income            $   4,399   $   5,547   $   5,300   $   6,568
  Interest expense         5,810       2,719       9,900       5,366
  Income tax expense       2,921       3,930       3,464       4,618
  Depreciation and
   amortization            1,623       1,712       3,163       3,357
                       ---------   ---------   ---------   ---------
 EBITDA                $  14,753   $  13,908   $  21,827   $  19,909
                       =========   =========   =========   =========

CONTACT:  Animal Health International, Inc.
          Damian Olthoff
          817-859-3000